                                                              Exhibit 99.1


                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

       To Pasteur Sanofi Diagnostics:

               We have audited the accompanying consolidated balance sheets of Pasteur Sanofi Diagnostics (PSD) (a French corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of PSD's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pasteur Sanofi Diagnostics and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States.

                                                 PGA
                                           /s/   Philippe Mongin
                                                 Partner of Andersen Worldwide

           Paris, France
           July 31, 1999

                     PASTEUR SANOFI DIAGNOSTICS SA AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997
             (in millions of U.S. dollars, except share and per share data)

                                                               1998      1997
       ASSETS
       Current Assets:
         Cash  . . . . . . . . . . . . . . . . . . . . . . . $  6.9    $  3.7
         Accounts receivable, net of allowance of
              $6.5 million and $6.5 million respectively . .   84.7      80.9
         Inventories:
           Raw materials  . . . . . . . . . . . . . . . . .     8.1       7.7
           Work in process  . . . . . . . . . . . . . . . .    13.5      12.7
           Finished goods.  . . . . . . . . . . . . . . . .    22.2      21.0
             Total inventories  . . . . . . . . . . . . . .    43.8      41.4
       Prepaid expenses and other current assets  . . . . .    10.9       9.2
       Current portion of note receivable . . . . . . . . .     4.3       4.2
             Total current assets . . . . . . . . . . . . .   150.6     139.4

       Property, Plant and Equipment:
           Land . . . . . . . . . . . . . . . . . . . . . .     0.6       0.6
           Buildings  . . . . . . . . . . . . . . . . . . .    36.8      31.0
           Equipment. . . . . . . . . . . . . . . . . . . .    96.4      86.3

             Total property, plant and equipment  . . . . .   133.8     117.9
           Accumulated depreciation   . . . . . . . . . . .   (91.7)    (79.2)

             Net property, plant and equipment. . . . . . .    42.1      38.7
       Note receivable, net of current portion  . . . . . .    18.0      20.8
       Intangible and other assets, net . . . . . . . . . .     1.2       1.4

             Total assets . . . . . . . . . . . . . . . . .  $211.9    $200.3

                          LIABILITIES AND STOCKHOLDERS EQUITY
       Current Liabilities:
         Lines of credit. . . . . . . . . . . . . . . . . .  $ 17.3    $ 16.7
         Accounts payable . . . . . . . . . . . . . . . . .    25.0      31.0
         Related entity payable, net. . . . . . . . . . . .    95.3      78.5
         Royalty accruals . . . . . . . . . . . . . . . . .     6.9       5.3
         Royalties payable to related entity. . . . . . . .     8.3       5.7
         Payroll accruals . . . . . . . . . . . . . . . . .     8.9       8.7
         Other current liabilities. . . . . . . . . . . . .    13.5      16.8

             Total current liabilities  . . . . . . . . . .   175.2     162.7
       Deferred Tax Liability . . . . . . . . . . . . . . .      --        --
       Long-Term Liabilities. . . . . . . . . . . . . . . .     9.9       7.5

       Commitments and Contingencies

       Stockholders' Equity:
         Common stock (par value of $20; 2,321,160 shares
          authorized, issued and outstanding as of
          December 31, 1998 and 1997) . . . . . . . . . . .   47.3      47.3
         Additional paid-in capital . . . . . . . . . . . .  182.2     182.2
         Accumulated deficit  . . . . . . . . . . . . . . . (179.5)   (175.7)
         Accumulated currency translation adjustment. . . .  (23.2)    (23.7)
             Total stockholders' equity . . . . . . . . . .   26.8      30.1

             Total liabilities and stockholders' equity. .  $211.9    $200.3


            The accompanying notes are an integral part of these statements.

                      PASTEUR SANOFI DIAGNOSTICS SA AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF OPERATIONS
               (in millions of U.S. dollars, except share and per share data)


                                                   Year Ended December 31,
                                                1998         1997       1996
       Revenue:

          Net sales .......................... $201.8       $227.5     $259.9
          Royalty revenue ....................   17.9         18.3       20.6
          Related entity sales ...............    9.2         10.8        8.0
             Total revenue .................... 228.9        256.6      288.5

       Cost of Sales:
         Product cost of sales ...............   93.4        103.0      112.0
         Royalty expense .....................   15.6         13.9       13.8
         Related entity royalty expense.......   12.0         14.3       14.7

             Total cost of sales..............  121.0        131.2      140.5
             Gross profit ....................  107.9        125.4      148.0

       Operating Expenses:
         Selling, general and administrative..   74.4         89.7      112.1
         Distribution ........................    8.6          8.7       10.4
         Research and development ............   22.6         23.8       38.5

             Total operating expenses.........  105.6        122.2      161.0

             Operating income (loss) .........    2.3          3.2      (13.0)
       Interest expense, net .................   (5.4)        (5.9)      (8.9)
       Other, net ............................    0.3         (5.6)     (26.8)

             Pretax loss .....................   (2.8)        (8.3)     (48.7)
       Income tax.............................    1.0          0.7       (0.2)

       Net Loss .............................. $ (3.8)      $ (9.0)    $(48.5)

       Basic and diluted loss per share ...... $(1.63)      $(3.88)   $(20.89)

       Weighted average common
        shares outstanding ..................2,321,160    2,321,160  2,321,160


            The accompanying notes are an integral part of these statements.

                 PASTEUR SANOFI DIAGNOSTICS SA AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1998, 1997 and 1996
           (in millions of U.S. dollars, except share and per share data)



                                                                    Accumulated
                                             Additional              Currency       Total
                                Common Stock   Paid-in  Accumulated Translation Stockholders
                              Shares    Amount Capital    Deficit    Adjustment     Equity
  Balance,
    December 31, 1995...... 2,321,160  $ 47.3   $182.2   $(118.2)     $(10.4)     $100.9
     Net loss .............        --      --      --      (48.5)         --       (48.5)
     Currency translation
      adjustment...........        --      --      --         --        (5.0)       (5.0)

  Balance,
   December 31, 1996......  2,321,160    47.3    182.2    (166.7)      (15.4)      (47.4)
     Net loss..............        --      --       --      (9.0)         --        (9.0)
     Currency translation
      adjustment...........        --      --        --       --        (8.3)       (8.3)

  Balance,
    December 31, 1997......  2,321,160   47.3    182.2    (175.7)      (23.7)       30.1
     Net loss..............         --     --       --      (3.8)         --        (3.8)
     Currency translation
      adjustment...........         --     --       --        --         0.5         0.5

  Balance,
     December 31, 1998.....  2,321,160  $47.3   $182.2    (179.5)     $(23.2)      $26.8


                The accompanying notes are an integral part of these statements.

                  PASTEUR SANOFI DIAGNOSTICS SA AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in millions of U.S. dollars)


                                                       Year Ended December 31,
                                                       1998      1997     1996
  Operating Activities:
    Net loss ......................................   $ (3.8)  $ (9.0)  $(48.5)
    Adjustment to reconcile net loss to net cash
     provided by (used in) operating Activities:
        Depreciation and amortization .............     11.3     15.4     24.0
        Loss on sale of assets ....................       --      3.9      1.3
    Changes in operating assets and liabilities:
        Decrease in inventories ...................      0.8      4.3      3.0
        Decrease (increase) in trade and other
         receivables ..............................      3.1     (3.5)    (3.1)
        Decrease in other assets ..................      3.7      1.4      2.4
        Increase (decrease) in accounts payable ...     (8.0)    16.9     (8.9)
        Increase (decrease) in other liabilities ..      0.1    (12.8)    29.7

          Net cash provided by (used in)
           operating activities....................      7.2     16.6     (0.1)

  Investing Activities:
    Purchase of property and equipment ............    (14.0)   (26.6)   (26.4)
    Proceeds from sales of property and equipment..       --     23.7      0.6

          Net cash used in investing activities....    (14.0)    (2.9)   (25.8)

  Financing Activities:
    Proceeds from (repayment of) lines of credit...     (0.6)   (31.4)     0.2
    Proceeds from related entity ..................     10.2     20.4     33.4
    Proceeds from issuance of long-term debt ......       --     (2.9)     4.3
    Repayment of principal of long-term debt ......       --       --    (14.8)

          Net cash provided by (used in)
           financing activities....................      9.6    (13.9)    23.1

  Effect of Foreign Exchange Rate Changes on Cash .      0.4     (0.6)    (0.4)
  Net Increase (Decrease) in Cash .................      3.2     (0.8)    (3.2)
  Cash and cash equivalents, beginning of year ....      3.7      4.5      7.7
  Cash and cash equivalents, end of year ..........   $  6.9   $  3.7   $  4.5

  Supplemental Disclosures of Cash Flow Information:
    Cash paid during the year for:
      Interest ....................................   $  5.7   $  6.4   $  4.5
      Income taxes ................................      0.9      1.1      0.3


         The accompanying notes are an integral part of these statements.

                 PASTEUR SANOFI DIAGNOSTICS SA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997 AND 1996
                        (in millions of U.S. dollars)

   1.   Presentation of the Company:

   Pasteur Sanofi Diagnostics (PSD) is a Societe Anonyme registered in France. PSD is involved in the research, development, manufacture and distribution of diagnostics products, including primarily reagents and microplates systems. The shareholders of PSD are Sanofi-Synthelabo (Sanofi) and Institut Pasteur, 73.66 percent and 26.34 percent, respectively.

   PSD has an international presence with a strong position in Western Europe (49 percent of 1998 sales), emerging countries (28 percent of 1998 sales), North America (16 percent of 1998 sales) and Japan (7 percent of 1998 sales).

   On July 3, 1999, Bio-Rad entered into an agreement with Sanofi-Synthelabo and Institut Pasteur to acquire the stock of PSD and certain other ancillary assets and to repay debt of PSD for total consideration not to exceed $210 million, subject to adjustments. The purchase price will be funded with the proceeds of a senior subordinated note offering, together with borrowings under a new senior credit facility, which will include a term loan and a revolving credit facility.


   2.   Summary of Significant Accounting Policies:

   Basis of Presentation

   The consolidated financial statements include the accounts of PSD and its majority-owned subsidiaries after elimination of intercompany balances and transactions. All entities included in the financial statements have a 12-month period of operations that ended as of December 31. These financial statements have been prepared from the accounting records maintained in France. All amounts are presented in millions of U.S. dollars, except share amounts and unless otherwise noted.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in such estimates may affect amounts reported in the future.


   Foreign Currency Translation

   PSD's functional currency is the French Franc. In the accompanying financial statements, assets and liabilities are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet dates. Revenue and expenses are translated at the weighted average exchange rate prevailing during the 12-month periods. Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries, except those in highly inflationary economies, are accumulated in a separate section of stockholders' equity entitled, "Accumulated currency translation adjustment."


   Concentration of Credit Risk

   Financial instruments that potentially subject PSD to concentration of credit risk consist primarily of trade accounts receivable. PSD performs credit evaluation procedures and generally does not require collateral. Credit risk is limited due to the large number of customers and their dispersion across many geographical areas. In addition, a significant amount of trade receivables are with national healthcare systems in countries within the European Economic Community. PSD does not currently anticipate a significant credit loss associated with these receivables.

   Sanofi Fujirebio Diagnostics, Inc., a joint venture with Fujirebio, Inc., conducts all its business with Fujirebio, Inc. This represents sales of $14.5 million, $21.8 million and $9.3 million in 1998, 1997 and 1996, respectively. The accounts receivable balances due from Fujirebio were $5.6 million in 1998 and $5.0 million in 1997.

   PSD has a note receivable from Beckman Instruments, Inc. Payment on this note is by installments, with an installment due on April 30 each year, up to and including April 30, 2004. The short-term element of this note receivable was $4.2 million in 1998 and $4.2 million in 1997. The long-term portion of this note receivable was $18.0 million in 1998 and $20.8 million in 1997.


   Inventories

   Inventories are valued at the lower of average cost or market and include material, labor and overhead costs.


   Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Depreciation and amortization computed using the straight-line method over the following estimated useful lives:

     Buildings..................... 20 years
     Leasehold improvements........ 3-10 years (or over the remaining lease term, if shorter)
     Software...................... 1-4 years
     Production equipment.......... 3-10 years
     Other equipment............... 10 years


   Retirement Benefits

   PSD accrues the costs of pension, termination and postretirement benefits during the years in which the employees render services. Related benefit expense is determined by an actuary, in accordance with SFAS 87. Liabilities and prepaid expenses are accrued on an actuarial basis using, in most cases, actuarial methods and assumptions that are compatible with U.S. GAAP requirements.

   For defined contribution plans and multiemployer pension plans, expenses are recorded as incurred. For defined benefit indemnities, retirement plans and postretirement benefit plans, liabilities and prepaid expenses are accrued over the estimated term of service of the employee using actuarial methods. Differences caused by actuarial gains or losses arising from changes in actuarial assumptions are amortized over the residual working life of the employees.


   Revenue Recognition

   Revenue from sales is recognized at the time products are shipped or service is rendered and all significant obligations of PSD are complete.

   Research and Development Costs

   Research and development costs are charged to the profit and loss account as incurred.

   Forward Exchange Contracts

   PSD does not use derivative financial instruments for speculative or trading purposes. As part of distributing its products, PSD regularly enters into transactions in currencies other than the French Franc. Sanofi enters into forward foreign exchange contracts to hedge against future movements in foreign exchange rates that affect foreign-currency-denominated receivables and payables on behalf of PSD. These contracts generally have maturity dates of 11 months or less and relate primarily to currencies of industrial countries. The fee for the administration of these contracts is 0.1 percent of the face value of the transaction carried out on PSD's behalf. The resulting gains or losses are included in other income and expense offsetting exchange losses or gains on the related receivables and payables. Unrealized gains and losses are not deferred. Exchange gains and losses on these contracts are net of the premiums and discounts resulting from interest rate differentials between France and the countries of the currencies being traded.


   Income Taxes

   Deferred taxes are provided utilizing the liability method in accordance with by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.


   Earnings per Share

   Basic earnings per share are calculated on the basis of the weighted average number of common shares outstanding for each period.


   Fair Value of Financial Instruments

   For certain of PSD's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, long-term debt and forward exchange contracts, the carrying amounts approximate fair value. The fair values of other instruments are disclosed in relevant notes to the financial statements.


   3.   Divestitures:

   As a result of the increasing difficulties encountered in developing a profitable business with the AccessTM product line, particularly in North America, PSD divested this product line in 1996.

   Consequently, an asset purchase agreement was signed on March 24, 1997, with the U.S. company Beckman Instruments Inc (Beckman), under which all Access-related intellectual property rights, the U.S. production facility and other Access assets worldwide were sold. The final purchase date was April 30, 1997.

   Three agreements were signed with Beckman:

   . A manufacturing agreement for Access reagents produced in the French Steenvoord facility for a period of seven years.

   . A scientific cooperation agreement for a three-year period.

   . A distribution agreement, under which Beckman agreed to appoint
     PSD as its exclusive distributor for Access products in selected territories for a three-year period (five years in France).

   The estimated costs of this disposal were provided in the financial statements for the year ended December 31, 1996, for an aggregate amount of $26.4 million. The actual cost of the divestiture incurred in 1997 was $27.1 million, including the following:

      Employee severance and relocation........................ $ 6.7
      Cost of transfer of manufacturing........................   3.3
      Loss on disposal.........................................  14.9
      Other related costs......................................   2.2


   The proceeds of the sale of $53.8 million included a cash portion of $23.7 million and a note of $30.1 million, which is payable in installments of $4.3 million on each anniversary of the sale date for seven years. The final payment will occur on April 30, 2004. This long-term note receivable was discounted at the closing date by $5.9 million. The interest income included in the financial statements in relation to this receivable is $1.3 million for 1998 and 1997, respectively. The effective interest rate for this note is 5.7 percent.

   Net sales from the Access product line for 1998, 1997 and 1996, respectively, were $37.8 million, $45.4 million and $57.1 million. The net operating income or losses are not separately identifiable.


   4.   Lines of Credit:

        PSD has the following short-term financing facilities:


                                                   December 31,  December 31,
                                                      1998          1997
        Authorized lines of credit................   $37.0         $35.0
        Outstanding amounts under lines of credit.    17.4          16.7
        Maximum balances outstanding..............    20.0          18.0
        Average balances outstanding..............    14.0          16.0


        Average interest rates on outstanding balances were 6.1 percent in 1997 and 5.7 percent in 1998.


   5.   Operating Leases:

   PSD leases certain equipment and premises under operating leases that expire on various dates. Future payments on operating leases are due as follows:


     Year Ending December 31,                                  Amount
       1999 .................................................   $5.2
       2000 .................................................    3.2
       2001 .................................................    2.0
       2002 .................................................    2.1
       2003 .................................................    2.1
       Thereafter............................................    6.0

           Total minimum lease payments......................  $20.6


   Net rental expense under operating lease was $4.5 million, $4.6 million and $5.2 million in 1998, 1997 and 1996, respectively.

   6.   Retirement Benefits:

   PSD provides various types of retirement and termination benefits to its employees. The type of benefits offered to an individual employee group is determined by the local legal requirements as well as the historical operating practices of the specific business unit.

   Pension benefits are generally determined using a formula that uses the employee's years of credited service and average final earnings. Termination benefits are generally lump-sum payments based upon an individual's years of credited service and annualized salary at retirement or termination of employment.

   The actuarial assumptions used vary by business unit and country, based upon local considerations, with the following averages:

      Benefit obligation discount rate............................4 to 6%
      Estimated annual rate of increase in future compensation....2 to 8%

   Net benefit costs related to PSD's defined benefit plans included the following components:

   Pension Benefits


                                                   1998     1997     1996
                                                   ----     ----     ----
     Net periodic cost:
       Service cost.............................. $(0.6)   $(0.7)   $(0.6)
       Expected interest cost....................  (0.4)    (0.4)    (0.5)
       Amortization of net transition obligation.  (0.2)    (0.2)    (0.3)
                                                  -----    -----    -----

       Net periodic benefit cost................. $(1.2)   $(1.3)   $(1.4)
                                                  =====    =====    =====



   The plans are unfunded. The net pension liability is included in long-term liabilities in the accompanying balance sheet. The following tables set forth the defined benefit plans' change in benefit obligation and the net pension liability:


                                                    1998     1997     1996
                                                    ----     ----     ----
   Change in projected benefit obligation:
     Projected benefit obligation at beginning of
      year........................................ $(8.9)   $(9.3)   $(8.6)
       Service cost...............................  (0.6)    (0.7)    (0.6)
       Interest cost..............................  (0.4)    (0.4)    (0.5)
       Actuarial gain.............................    --       --     (0.2)
       Benefits paid..............................   0.2      0.4      0.1
       Other (exchange rate)......................  (0.6)     1.2      0.5
                                                   -----    -----    -----
     Projected benefit obligation at end of year.. (10.3)    (8.8)    (9.3)
     Unrecognized actuarial loss..................   0.2      0.2      0.2
     Unrecognized actuarial transition obligation.   1.7      1.8      2.4
                                                   -----    -----    -----
     Net pension liability........................ $(8.4)   $(6.8)   $(6.7)
                                                   =====    =====    =====

   Multiemployer Plans

   Certain employees of PSD participate on a commingled basis with other (non-PSD) companies in defined benefit pension plans. Such commingled plans are known as multiemployer pension plans. Pension expense for multiemployer pension plans is recorded based upon the agreed funding requirements, and was $0.5 million, $0.5 million and $1.5 million for the years ended December 1998, 1997 and 1996, respectively. The decrease between 1996 and 1997 resulted from the sale in 1997 of the Access segment (581 active participants were terminated in April 1997).

   The multiemployer pension plans include current and former employees of Sanofi. According to an agreement in principle between Sanofi and PSD, Sanofi remains liable for the benefit obligations accrued up to the closing date to the employees of SDP Inc. and Genetic Systems Corporation.

   Recent actuarial valuations indicate that only one multi-employer plan has a significant projected benefit obligation and that this plan is adequately funded.


   7.   Commitments and Contingencies:

   On April 30, 1997, Sanofi agreed to guarantee in favor of Beckman the full and timely payment by PSD or SDP Inc. of all sums due under their indemnification obligation provided by Article IX of the Asset Purchase Agreement entered into between PSD, SDP Inc. and Beckman on March 24, 1997, whereby PSD and SDP Inc. sold to Beckman their Access immunoassay analyzer business.

   Pursuant to such Asset Purchase Agreement, Beckman is entitled to be indemnified in full for any and all loss resulting from any proceedings by Johnson & Johnson Clinical Diagnostics Ltd. (or any successor-in-interest) against Beckman alleging infringement of European patent 149 565, U.S. Patent 4 745 077 or Japanese patent 60-159651 arising out of the manufacturing and/or sale by, or on behalf of, Beckman of the Access immunoassay analyzers and/or related consumables.

   Pursuant to an agreement dated April 28, 1997, PSD has agreed to hold Sanofi harmless from and against any sums that Sanofi may pay under the guaranty.

   Central Labo Europe (CLE) alleged breach of design and trademark by Europlastic, a supplier for PSD. The product in question is manufactured exclusively for PSD. PSD agreed to pay any damages awarded to CLE if Europlastic was found guilty. CLE is suing for $2.1 million in damages. PSD is requesting DIAMED, the owner of the patent licensed to PSD, to hold it harmless in the CLE dispute, if necessary.

   In 1992, Biochem-Immuno Systems, Inc. ("Biochem") sued Institut Pasteur and PSD jointly, seeking a license under certain of Institut Pasteur's patents and further requesting damages of $11.3 million. Prior to the filing of the claim, the parties had engaged in discussions regarding a possible license arrangement but had not reached agreement before Biochem began marketing products covered by the Institut Pasteur patents. The matter is before the Superior Court of the District of Montreal, in the province of Quebec, Canada. Since 1994, no papers have been filed and no actions have been taken by either party. Counsel for PSD believes the foregoing action has no merit and should be dismissed.

   PSD granted to Biomerieux a license to sell certain diagnostic products. Subsequently, Biomerieux purchased Cambridge Biotech Corporation ("Cambridge"), which had an existing separate license agreement with PSD granting it the right to sell different diagnostic products. The Cambridge-PSD license called for lower royalty payments than those provided in the Biomerieux-PSD agreement. PSD filed an action in Paris against Biomerieux on January 15, 1999 for unpaid royalties under the Biomerieux-PSD license. Biomerieux counterclaimed that it was entitled to lower royalty rates pursuant to the lower rates set forth in the Cambridge-PSD license and alternatively that it was entitled to indemnification from PSD for approximately $9.5 million, which it alleged was the price it paid to acquire Cambridge. Counsel for PSD believes the counterclaim has no merit.

   PSD is a party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management and counsel, the outcome of these claims and legal actions would have no material adverse effects on the future results of operations or the financial position of PSD.

   PSD is currently in dispute with the French tax administration, relating to tax treatment of royalties paid on unpatented techniques and withholding tax on an intercompany loan. The total amount in dispute is $1.5 million. According to PSD policy these disputed amounts have not been paid, nor have they been provided for, but warranty has been provided to the French tax administration, as required under French tax law.

   The practices, which gave rise to the dispute described above, have continued to be applied on a consistent basis since the period subject to tax audit (1991-1994). The tax exposure resulting from the continued use of these practices, excluding penalties is estimated at $0.8 million per year. These risks are covered by Sanofi's indemnification of Bio-Rad pursuant to the purchase agreement between Bio-Rad and Sanofi.

   PSD and its subsidiaries are committed to purchase Access consumables for a minimum amount of $8.5 million and a minimum number of 90 Access instruments from Beckman Coulter during 1999.

   PSD has $13.4 million to be received against foreign currencies delivered (out of which $9.3 million relates to Japanese Yen and $3.1 million relates to U.S. dollars), and $12.7 million to deliver against foreign currencies to be received (out of which $11.7 million relates to U.S. dollars).

   PSD has granted comfort letters or guarantees to banks in favor of its subsidiaries to secure local borrowings, for a total of $16.2 million.


   8.   Other, Net:

   Other, net comprises the following items:


                                                  1998    1997     1996
                                                  ----    ----     ----
       Effects of Access sale...................  $ --   $(6.0)  $(26.4)
       Foreign exchange gains...................   1.0     0.8      0.2
       Foreign exchange losses..................  (0.4)   (0.6)      --
       Other....................................  (0.3)    0.2     (0.6)
                                                  ----   -----   ------
           Total................................  $0.3   $(5.6)  $(26.8)
                                                  ====   =====   ======

   9.   Royalty Income and Expense:

   PSD has royalty agreements with Sanofi, Institut Pasteur and other third party license holders. The related party element of these royalty income and expenses are disclosed under Note 11.

   PSD grants sublicenses to third parties for the use of patents in order to manufacture and distribute products using such patents. These sublicense agreements generally provide for the payment of royalties based on sales of the licensee related to such products. Related revenue is recognized at the time of the sale.

   Royalty expense includes royalties which are due for the use of patents to manufacture and distribute certain products. These are calculated on the basis of a percentage of sales made by PSD or its sublicensees or on the basis of unitary fixed amounts of the products. Related expenses are recognized at the time of the sale of the products.


   10.   Income Taxes:

   PSD has a tax sharing agreement with Sanofi. Income taxes have been calculated for PSD and each of its subsidiaries on a separate company basis pursuant to the requirements of Statement of Financial
   Accounting Standards No. 109, "Accounting for Income Taxes."

   The components of pretax loss are as follows:


                                                  1998    1997     1996
                                                  ----    ----     ----
     French..................................    $(1.9)  $19.5   $(25.4)
     International...........................     (0.9)  (27.8)   (23.3)
                                                 -----   -----    -----
       Income before taxes and extraordinary
         charge..............................    $(2.8)  $(8.3)  $(48.7)
                                                 =====   =====   ======

   The provision for income taxes consists of:

                                                  1998    1997     1996
                                                  ----    ----     ----
   Current:
      French.................................     $0.1   $(0.4)   $(0.2)
      International..........................      0.9     1.1      0.1
                                                  ----   -----    -----
   Provision for income taxes................     $1.0   $ 0.7    $(0.1)
                                                  ====   =====    =====


   PSD's income tax provision differs from the amount computed by applying the French statutory rate to income before taxes as follows:


                                1998    %       1997    %      1996     %
                                ----   ---      ----   ---     ----    ---
    Income charged at
      statutory tax rate.......$(1.2) (41.7)   $(3.5) (41.7)  $(17.8) (36.7)
    Permanent differences...... (0.3) (10.5)    (8.0) (96.0)    11.8   24.4
    Differences between French
      statutory rate and
      other tax rates.......... (0.5) (16.5)     3.7   44.1       --     --
    Tax credits used........... (0.2)  (8.9)    (0.8) (10.1)    (1.7)  (3.5)
    Utilization of carryforward
      losses................... (0.5) (17.7)    (1.0) (12.0)    (0.2)  (0.5)
    Effect of carryforward
      losses...................  3.6  127.7     10.9  131.8      7.9   16.4

    Other......................  0.1    3.4     (0.6)  (7.8)     0.2   (0.4)
                                ----  -----     ----  -----    -----   ----
        Actual tax charge......$ 1.0   35.8    $ 0.7    8.3     $0.2   (0.3)


   The components of the deferred tax asset (liability) consisted of the following:

                                                  December 31,   December 31,
                                                      1998           1997
                                                  ------------   ------------
     Current deferred tax asset:
        Temporary timing differences.............    $ 5.0          $ 13.0
        Other temporary differences between tax
         reporting and U.S. GAAP
         financial reporting:
           Elimination of intercompany profit....      3.6             4.1
           Tax benefit of loss carryforwards.....     71.6            66.6
           Other, net............................      5.4             3.1
                                                     -----          ------
           Total deferred tax asset..............     85.6            86.8
           Valuation allowance...................    (85.6)          (86.8)
                                                     -----          ------
     Net current deferred tax asset..............    $  --          $   --
                                                     =====          ======
     Noncurrent deferred tax liability...........    $  --          $   --
                                                     =====          ======

   The valuation allowance is needed to reduce the deferred tax asset to an amount that is more likely than not to be realized.

   At December 31, 1998, PSD had net operating loss carryforwards of $107.9 million and $136.0 million of capital loss carryforwards. These carryforwards will expire in the following years:


                                          Net Operating       Capital Losses
   Expiration Date                      Loss Carryforward      Carryforward
   ---------------                      -----------------    ---------------
     2000.............................       $   --              $   --
     2001.............................          0.1                 5.0
     2002.............................          0.4                  --
     2003.............................          0.6                  --
     2004 to 2012.....................        104.1               131.0
     Unlimited........................          2.7                  --
                                             ------              ------
                                             $107.9              $136.0
                                             ======              ======

   These carryforwards mainly relate to the subsidiaries located in France and in the United States of America and their utilization is limited to the separate taxable income of the subsidiaries. The capital losses carryforward may only be utilized against future capital gains.

   PSD does not provide for taxes that would be payable if the cumulative undistributed earnings of its international subsidiaries were remitted. Unless it becomes advantageous for tax or foreign exchange reasons to remit a subsidiary's earnings, such earnings are indefinitely reinvested in subsidiary operations.


   11.   Related Entity Transactions and Balances:

   PSD makes sales to other companies within the Sanofi group. Such sales are included in the profit and loss account.

   PSD has a royalty agreement with Institut Pasteur. Royalty expense includes royalties paid for the use of the Pasteur name. These are calculated on the basis of a percentage varying between 1 percent and 2 percent of net sales in each subsidiary.

   Additional transactions with Institut Pasteur (mainly relating to research and development costs and rights to first refusal on new products) were $2.1 million, $2.3 million and $2.7 million in 1998, 1997 and 1996, respectively. Additionally, PSD's premises at Marnes la Coquette are leased to PSD by Institut Pasteur. The rentals charged through the profit and loss account with respect to this lease agreement were $0.9 million, $0.9 million and $1.0 million in 1998, 1997 and 1996, respectively.

   Elements of costs incurred by Sanofi on behalf of PSD are also included in the profit and loss account as follows:


                                                  1998    1997    1996
                                                  ----    ----    ----
     Sales representatives.....................  $ 3.6   $ 4.4   $ 3.2
     Shared services...........................    3.4     4.0     4.9
     Holding company costs.....................    0.2     0.3     0.2
     Finance costs.............................    4.7     4.9     4.5
                                                 -----   -----   -----
         Total.................................  $11.9   $13.6   $12.8
                                                 =====   =====   =====

   Shared service and sales representatives' costs are charged to PSD at cost plus a mark-up of 1 percent to 5 percent and include both direct and indirect costs, while holding company expenses are calculated on the basis of actual costs incurred and allocated based on headcount and sales figures for each Sanofi division. Finance costs are the actual costs incurred by each Sanofi division in using the Sanofi cash-pooling facility. The cost of borrowing is based on the market rate plus a margin.

   Sanofi also provides working capital financing. Interest is payable on the net related entity payable at a rate of 3.5 percent to 4.5 percent. The interest charged was $5.0 million, $5.3 million and $5.2 million in 1998, 1997 and 1996, respectively. Interest receivable from related parties was $0.3 million, $0.4 million and $0.6 million for 1998, 1997 and 1996, respectively.


   12.   Employee Profit-Sharing Plans:

   Sanofi operates a profit-sharing plan. Profit sharing is calculated on the basis of actual evolution of consolidated earnings per share of the Sanofi group.

   The amounts included in the profit and loss account for employee profit sharing for 1998, 1997 and 1996 are $2.5 million, $2.1 million and $2.0 million, respectively.


   13.   Segment Information:

   The business is managed through zones defined by country of origin of sales. All sales are derived from in-vitro diagnostic products.
   Geographic sales data is presented below:

                                   1998   %      1997   %       1996   %
                                   ----  ---     ----  ---      ----  ---
     France....................   $101.7  48    $101.0  42     $109.6  41
     USA.......................     33.3  16      44.4  19       63.1  24
     Other foreign.............     76.0  36      92.8  39       95.2  35
                                  ------ ---    ------ ---     ------ ---
         Total.................   $211.0 100    $238.2 100     $267.9 100
                                  ====== ===    ====== ===     ====== ===

   The following presents long-lived assets by geographical area, based upon the location of the asset:


                                                  1998     1997     1996
                                                  ----     ----     ----
     France.................................     $23.5    $24.6    $24.8
     USA....................................      32.4     31.1     47.6
     Other foreign..........................       5.4      5.0     12.2
                                                 -----    -----    -----
         Total..............................     $61.3    $60.7    $84.6
                                                 =====    =====    =====